Exhibit 99.1

News Release

Wabtec Announces Management Appointments

WILMERDING, PA, Dec. 10, 2010 – Wabtec Corporation (NYSE: WAB) today announced the following management appointments, effective immediately: Raymond T. Betler has been named chief operating officer; Alvaro Garcia-Tunon has been named executive vice president, chief financial officer and secretary; and Charles F. Kovac has been named senior vice president of the freight products group.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re pleased to promote these individuals as part of our leadership development process and in recognition of the valuable roles they play in the success of the company. In the past five years, Wabtec has grown substantially and we need to continue to develop management talent as we plan our course for future growth.”

Betler joined Wabtec in 2008 and has been serving as vice president and group executive of Wabtec’s Transit Group. With more than 30 years of experience in the transit industry, his knowledge of the business and Wabtec’s customer base has served the company well. In his new role, he has responsibility for all of Wabtec’s operations, as well as international sales, global sourcing and the Wabtec Performance System.

Garcia-Tunon joined the company in 1995 and has been serving as senior vice president, chief financial officer and secretary since 2003. Throughout his Wabtec career, he has held positions of increasing responsibility, including corporate development, controller and treasurer, and has played an integral role in the company’s growth.

Kovac joined Wabtec in 2007 and has been serving as a vice president and group executive in Wabtec’s Freight Group. He has been instrumental in several of Wabtec’s key growth initiatives, and now has responsibility for all of the company’s freight rail divisions.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148